Exhibit 99.1

China North East Petroleum Holdings Ltd. to Raise $13.5 Million in Registered Direct Offering 14 Dec 09 12:28

HARBIN, China and NEW YORK, Dec 14, 2009 /PRNewswire-Asia-FirstCall via COMTEX/ -- China North East Petroleum Holdings Limited (the "Company") (AMEX: NEP), a leading independent oil producing and oilfield services company in Northern China, has entered into definitive agreements to sell 1,963,637 million shares of its common stock at a price per share of $6.875 pursuant to a registered direct offering to several select institutional investors, representing gross proceeds of approximately $13.5 million.

Investors will also receive warrants to purchase 392,728 shares of China North East Petroleum Holdings Ltd.'s common stock. The warrants have an exercise price of $8.10 per share and are exercisable beginning six months after the closing of the transaction and before the two and a half year anniversary of such initial issuance date. The closing of the offering is expected to take place on or about Thursday, December 17, 2009, subject to the satisfaction of customary closing conditions. China North East Petroleum Holdings Ltd. plans to use the net proceeds from the offering to redeem its 8% Senior Debenture issued to Lotusbox Investments Ltd on February 28, 2008 and for general working capital purposes.

The shares and warrants are being offered by China North East Petroleum Holdings Ltd. pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission dated September 9th, 2009. Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc., acted as the exclusive placement agent for the transaction.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The shares of common stock may only be offered by means of a prospectus. Copies of the final prospectus supplement and accompanying base prospectus can be obtained from the SEC's website at http://www.sec.gov .

ABOUT CHINA NORTH EAST PETROLEUM

China North East Petroleum Holdings Limited is an independent oil company that engages in the production of crude oil in Northern China. The Company is a pioneer in China's private oil exploration and production industry, and the first Chinese non-state-owned oil company trading on the NYSE Amex.
The Company has a guaranteed arrangement with the PetroChina to sell its produced crude oil for use in the China marketplace. The Company currently operates four oilfields in Northern China. The Company also recently added an oil service subsidiary through its acquisition of Song Yuan Tiancheng Drilling Engineering Co. Ltd. ("Tiancheng"). For more information about the Company, please visit http://www.cnepetroleum.com .

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company's control, which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company's periodic filings with the Securities and Exchange Commission.

For more information, please contact:

United States:

Chao Jiang
Senior Vice President, Corporate Finance
Tel:   +1-212-307-3568
Email: chao.jiang@cnepetroleum.com

ICR, Inc.
Bill Zima
Tel: +1-203-682-8200

China:

Yang Dio Zhang
Chief Financial Officer
Tel: +86-451-5558-0253
Email: dio.zhang@cnepetroleum.com

SOURCE China North East Petroleum Holdings Limited http://www.cnepetroleum.com